Exhibit (8)(eee)
ASSIGNMENT OF LETTER AGREEMENT
     This Assignment (the “Assignment”) to the Administrative Letter Agreement (as defined below) is made effective as of the Effective Date (as defined below) by and between Janus Capital Management LLC (the “Adviser”), and Merrill Lynch Life Insurance Company, a subsidiary of AEGON USA, Inc., (the “New Company”) as successor-in-interest to the former Merrill Lynch Life Insurance Company (the “Company”).
RECITALS
     WHEREAS, the Adviser and the Company are parties to a Fund Participation Agreement dated as of May 11, 2007,(collectively, the “Agreement”); and
     WHEREAS, effective December 28, 2007 (“Effective Date”), the Company was purchased by AEGON USA, Inc (the “Transaction”); and
     WHEREAS, the Transaction may be deemed an assignment by the Company of all of its rights and obligations under the Agreement to the New Company.
     NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the parties agree as follows:
     1. Effective Date of Assignment. This Assignment shall be effective as of the Effective Date.
     2. Assignment and Assumption. The Company assigns and transfers to the New Company all of its rights and obligations under the Agreement, and New Company accepts the Assignment and assumes and agrees to perform, from the Effective Date, all obligations pursuant to the Agreement.
     3. Consent. The Adviser consents to this Assignment and agrees to perform, from the Effective Date, as direct obligations to the New Company, all of its obligations pursuant to the Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Consent as of the Effective Date:

JANUS CAPITAL MANAGEMENT LLC			MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Andrew J. Iseman		By:	/s/ Lonny J Olejniczak

	Name: Title:	Andrew J. Iseman Sr. Vice President		Name: Title:	Lonny J Olejniczak President